EXHIBIT 99.1
March 14, 2007
Dear Shareholders (friends) of AssuranceAmerica,
Because of year-end closing activities, our December letter is usually delayed. We are pleased to give your December and full year results (unaudited for 2006).

	December 2006 (Unaudited)
	Current Month			Year-to-Date
	2006	2005	Change	2006	2005	Change
	(In $1,000)%			(In $1,000)%
• Gross Premiums Produced [1]†	$9,482	$10,215	(7)%	$146,663	$111,587	31%
• MGA/Carrier Gross Premiums Produced [1,2]	$5,218	$6,006	(13)%	$78,957	$58,415	35%
• MGA/Carrier Revenues [2]	3,375	3,323	2%	44,076	29,347	50%
• Retail Agencies Gross Premium Produced [1,2] †	4,958	4,999	(1)%	81,842	60,120	36%
• Retail Agencies Group Revenues [2]†	723	1,002	(28)%	12,143	9,664	26%
• Company Revenues †	3,982	3,919	2%	53,723	37,246	44%
• Company Pre-Tax Income Before Options Expense [3] †	173	40	334%	3,141	2,269	38%
• Company Pre-Tax Income †	51	40	13%	2,712	2,269	19%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the Company’s revenue stream.

[2]	Before inter-company eliminations

[3]	2006 was our first year requiring the expensing of stock options

†	Current year financial data includes agency acquisitions that may not be included in prior year data.
We recently secured approval for our Carrier to write in Pennsylvania, and for our MGA to market in California. We now have nine Territory Managers calling on 1,437 agents representing us. Gross Premium produced has increased an average of 30% in each of the last three years.
Prior to year-end, we concluded our re-insurance treaties with four re-insurers, including a two-year commitment on a 70% quota share basis. This is important because it allows our continued growth without increasing our risk participation.
We came across the following quote in a February 26 Wachovia Capital Markets Research write-up: “Factors that should contribute to continued favorable frequency (in auto) include safer vehicles, increase in number of cars per household, more rigorous licensing requirements for teenagers, stricter enforcement of DUI, fraud and auto theft, and drivers taking higher deductibles.” We like all of these trends and the potential impact on our market place.
Please save the date of Thursday, April 26 at 11:15 a.m. for our Annual Meeting in Atlanta. We welcome you to stay for our Low Country BBQ following the meeting.
Thank you for your continued interest and confidence in AssuranceAmerica Corporation. To follow your stock and read the full text of our most recent press releases, we invite you to go to http://finance.yahoo.com, symbol ASAM.OB.
Sincerely,

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Historical results are not indicative of future performance
5500 Interstate North Parkway — RiverEdge One — Suite 600 — Atlanta, Georgia 30328
770.933.8911 — fax 770.984.0173 — www.assuranceamerica.com